Exhibit 10(mm)
Executive Incentive Compensation Plan
I.Purpose

The purpose of the Plan is to provide an annual incentive compensation opportunity for eligible employees of Eaton Corporation plc (the “Company”) and its directly and indirectly controlled subsidiaries (the Company and such subsidiaries being referred to herein collectively as “Eaton”) in executive, administrative, professional, technical, or advisory positions whose actions are considered to have a significant impact on corporate performance.

II.Effective Date
This Plan is effective beginning with the calendar year starting January 1, 2024 and shall remain in effect until the Compensation and Organization Committee (the “C&O Committee”) of the Board of Directors (the “Board”) of the Company changes its terms.

III.Administration
The Plan is adopted by the C&O Committee and may be amended, modified or discontinued, as the C&O Committee, in its sole discretion, may deem necessary.

The Plan is administered by the Management Compensation Committee (the “Committee”), which shall consist of the Chief Executive Officer and up to four officers designated by the Chief Executive Officer. The Committee shall have complete authority to interpret all provisions of the Plan consistent with the law.
IV.Concept

The Plan is intended to support Eaton’s pay-for-performance culture. It is based on the concept that those individuals in positions that have an opportunity to significantly affect company results should have a significant portion of their total compensation at risk and linked to business and individual results.

V.Eligibility

Any salaried Eaton employee who in the judgment of the Committee meets the criteria described in Article I may be selected for participation in the Plan. The Committee will have final authority for designating participants in the Plan, but may delegate this authority, as it deems advisable.
An employee may be designated as a participant on the first of any month following the approval of the Committee or its designee.
VI.Calculation of Incentive Pools

Plan participants will be placed into one of three (3) incentive compensation programs (collectively, the “Programs,” and each a “Program”) within the overall Plan. These three programs are:

♦Operations Program – which will include participants who are assigned to operating units.
♦Corporate Staff Program – which will include participants who are members of corporate staff functional departments.

♦Executive Management Program – which will include senior elected officers.
For each Award Period, the total Initial Incentive Pool will be created by multiplying the participants’ Eligible Base Salaries by the Target Percentage Incentive Factors. The aggregate Initial Incentive Pool amount will then be multiplied by the Corporate Performance Factor to determine the Initial Adjusted Corporate Incentive Pool.

The Corporate Performance Factor raises or lowers the Initial Adjusted Incentive Pool based on the Company’s performance as measured by a matrix of Adjusted Operating Cash Flow (OCF) and Adjusted Earnings per Share (EPS). A philosophical cornerstone of the Plan is the belief that consistently high performance against this matrix will result in increases in shareholder value. The C&O Committee will establish the Corporate Performance Factor schedule for each Award Period. This schedule will define the threshold, target, and maximum OCF/EPS matrix goals and pool adjustment levels for the designated Award Period. This process determines the maximum amount of the Initial Adjusted Corporate Incentive Pool but is not linked to the incentive distribution process.

The C&O Committee, in its sole discretion, will determine the Final Adjusted Incentive Pool. The C&O Committee will take into consideration other performance factors it deems appropriate when applying an adjustment to the Initial Adjusted Incentive Pool. Other performance factors may include, but are not limited to: performance versus profit goals; performance versus that reported for the Company’s peers; progress toward the execution of the corporation’s growth strategies; profit performance relative to increases or decreases in revenue (our incremental and decremental rate); and, delivery and quality.

VII.Allocating Incentive Pools

The process of allocating the incentive funds under the Final Adjusted Incentive Pool is based upon individual performance ratings. In the Operations Program, each appropriate operating unit will be given a rating on a scale from zero (0) to 150 percent. Participants in the Corporate Staff Program do not receive an operating unit rating. Participants in each Program will be given individual ratings based on the same zero (0) to 150 percent scale. These ratings will be established by a senior officer, subject to final review and approval by the Chief Executive Officer, and will be based primarily upon the success of the unit and/or individual in meeting pre-established objectives. Individual ratings for participants in the Executive Management Program will be recommended by the Chief Executive Officer and must be approved by the C&O Committee. It is intended that the ratings process should allow maximum flexibility for the recognition of unanticipated challenges and opportunities, which may not have been contemplated at the time the original objectives were established.

While it is not necessary that the entire Final Adjusted Incentive Pool be allocated to participants, the total of all awards made to participants throughout Eaton for any given Award Period cannot be greater than the total amount of the Final Adjusted Incentive Pool for such Award Period. Excepted from this provision are the awards made to participants in the Executive Management Program, that are subject to the approval of the C&O Committee, which shall be calculated in a manner consistent with the Plan, but which shall be paid from the Corporation’s general funds rather than the Final Adjusted Incentive Pool. At the sole discretion of the Chief Executive Officer, money not distributed from one Program may be reallocated to another Program.

VIII.Other Provisions

The Plan provides for a Special Award Fund which will allow the C&O Committee, on an exception basis, to award special payments to individual participants who, in the C&O Committee’s judgment, have made extraordinary contributions to Eaton in a year when there would normally be no incentive compensation payment due to below threshold corporate performance.

IX.Payment
Incentive compensation will be paid in the calendar year following the Award Period, at the earliest feasible date following the determination of final corporate performance and the calculation of individual incentive payments, but no later than March 31.

X.Earnings Conditions; Service for Part of Year
To earn and receive an incentive compensation payment under this Plan for an Award Period, a participant must be employed by Eaton at the end of such Award Period; provided, however, that a participant’s target shall be prorated to reflect the number of months of service during the Award Period.

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In the event a participant’s employment is terminated for reason of “retirement” (as defined in Eaton’s various pension and retirement plans and/or by the Management Compensation Committee), death, disability or business action, in each case during but before the end of the Award Period, such participant’s target shall be prorated to reflect the number of months of service during the Award Period. Participants whose employment terminates for any reason other than the reasons listed in the preceding sentence prior to the end of an Award Period are not eligible to receive any incentive compensation payment under this Plan for such Award Period. A participant who is employed by Eaton at the end of the Award Period but did not provide any service to Eaton during the Award Period shall not be eligible for an award, unless required by local law.

Earned awards to participants whose targets have been prorated as described in the preceding paragraph, which may result in zero payment, will be made at the time specified in Section IX. Participants who voluntarily terminate their employment for reason other than retirement or who are terminated for Cause prior to the end of an Award Period are not eligible for prorated participation. In addition, if a participant receives a payment in lieu of EIC participation at the time of termination based on local regulations or practices, he or she is not eligible for prorated participation or any payment for the Award Period in which the termination occurs.

Notwithstanding the foregoing, upon any termination of the Plan during any Award Period, payments to all participants will be made at the time specified in Section IX above (or, in the discretion of the C&O Committee, at such other time as may be permitted by Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), prorated for each participant’s length of service during the Award Period prior to the date of Plan termination.

XI.Compliance with Law
No payment will be made under the Plan except in compliance with all applicable laws and regulations including, without limitation, compliance with tax requirements. Without limiting the foregoing, it is intended that the Plan, and each payment under the Plan, will comply with all applicable requirements of Section 409A, and the Plan shall be interpreted and administered in accordance with such intent. Notwithstanding the foregoing, Eaton does not guarantee any particular tax result, and in no event whatsoever will Eaton, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax interest or penalty that may be imposed on any participant by Section 409A or damages for failing to comply with Section 409A.

XII.No Right to Employment

Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, shall confer upon any participant any right to continue in the employ of Eaton, or shall in any way affect Eaton’s right to terminate the employment of any participant at any time with or without assigning a reason therefor, to the same extent as Eaton might have done if the Plan had not been adopted.

XIII.Non-Transferability
No right to incentive compensation under the Plan shall be subject to debts, contract liabilities, engagements or torts of the participant, nor to transfer, anticipation, alienation, sale, assignment, pledge or encumbrance by the participant except by will or the law of descent and distribution or pursuant to a qualified domestic relations order.

XIV.Compensation Recovery Policy

Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan are subject to reduction, cancellation or reimbursement pursuant to any applicable: law, regulation or Eaton compensation recovery policy, as in effect from time to time. Eaton’s current policy, adopted by the Board, provides that incentive compensation awarded to any participant may be subject to recoupment in the event of detrimental activity which includes (i) dishonest conduct resulting in a felony conviction or (ii) willful illegal conduct, fraud, or gross misconduct that is injurious to Eaton. In addition, performance-

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based incentive compensation awarded to Executive Officers shall be subject to recoupment in the event of an Accounting Restatement. Per the policy, the Committee in its sole discretion may determine the method of recoupment. Notwithstanding the foregoing, in the event of any conflict between this paragraph and the terms of any compensation recovery policy, the terms of the policy will prevail.
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XV.Accounting Provisions and Defined Terms

Awards paid out under the provisions of the Plan to participants in the Operations Program will be accrued for and charged to the appropriate units. Awards to participants in the Executive Management and Corporate Staff Programs will be accrued for and charged as a corporate administrative expense.
Adjusted Operating Cash Flow – Operating Cash Flow + US qualified pension contributions, both reported externally in the statement of cash flows. The C&O Committee may exclude Unusual Items as reported externally.

Adjusted Earnings per Share – Fully diluted Earnings per Share excluding Unusual Items as reported publicly in the company’s financial statements.
Award Period – Each Award Period is concurrent to Eaton’s fiscal year (January 1st through December 31st) unless otherwise determined by the C&O Committee.

Cause -
(i)the willful and continued failure of the Executive to perform substantially the Executive's duties with Eaton (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Eaton which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties;

(ii)the Executive pleading guilty or nolo contendere to, or being convicted of (a) any felony or (b) any crime involving moral turpitude, dishonesty, fraud or unethical business conduct;

(iii)the Participant’s material violation of Eaton’s Code of Ethics or other applicable Eaton policies or procedures as are in effect from time to time; or
(iv)the Participant’s willful misconduct in the course of his or her continuous service, which is materially detrimental to the financial condition or business reputation of Eaton, whether as a result of adverse publicity or otherwise.
Corporate Performance Factor – Adjustment percentages, as established by the C&O Committee, which raise or lower the Initial Incentive Pool, based on the Company’s performance.

Initial Incentive Pool – The sum of the product of Eligible Base Salary multiplied by the Target Percentage Incentive Factor for each participant.
Initial Adjusted Corporate Incentive Pool – The sum of the Incentive Potential for all participants in each of the three programs multiplied by the Corporate Performance Factor.

Eligible Base Salaries – Annual base salary as in effect as of the last day of: the Award Period, employment in the case of a proration as specified in Section X, or participation in the plan, as applicable. However, if the participant had a change in annual base salary during the Award Period due to a change in full or part-time status, such participant’s Eligible Base Salary would be the sum of the monthly salaries in effect for the months in which the participant was eligible to participate in the Award Period.

Final Adjusted Corporate Incentive Pool – The result obtained by multiplying the Initial Adjusted Corporate Incentive Pool by the Corporate Performance Factor as described in Section VI.

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Target Percentage Incentive Factor – Either (a) a standard percentage incentive factor established by the Company’s Compensation Department based by level based on median target incentive percentages reported by companies that are comparable to Eaton or (b) Individual Percentage Incentive Factor that is the Standard Percentage Incentive Factor adjusted due to items such as, but not limited to, performance, experience, time in job, role, scope and responsibilities. Target Percentage Incentive Factors are approved by the C&O Committee in the Case of Executive Management Program participants, or the Chief Executive Officer or his or her designee for all other Program participants. The Target Percentage Incentive Factors will vary according to level of responsibility and may be changed from time to time at Eaton’s discretion.

Special Award Fund –The C&O Committee will have sole authority to create an award pool under this plan to recognize extraordinary contributions to Eaton in a year when the OCF/EPS Matrix threshold is not met and the Plan did not generate payments for participants.

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